Exhibit (2)(r)(3)

FIDUCIARY ASSET MANAGEMENT, LLC

CODE OF ETHICS

This Code of Ethics (“Code”) has been adopted by Fiduciary Asset Management, LLC, a registered investment adviser (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Adviser may abuse their fiduciary duties to any funds to which Adviser serves as an investment adviser or sub-adviser or clients, to deal with other types of conflict of interest situations and to ensure compliance with all laws applicable to the Adviser in its role as a registered investment adviser by all Access Persons in their respective capacities as agents of the Adviser.

This Code is adopted in recognition of the general fiduciary principles that govern personal investment activities of all individuals associated with the Adviser. It is the duty of all individuals associated with the Adviser at all times to place the interests of the Fund’s shareholders first. Priority must be given to the Fund’s trades over personal securities trades. Individuals are prohibited from trading on the basis of Material, Non-public information as defined by federal courts and the Securities and Exchange Commission (“SEC”) in interpreting Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Individuals are also prohibited from trading in their personal accounts before trades in a Portfolio under management of the Adviser for the same security or “front-running.” All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Individuals should not take advantage of their positions with the Adviser.

Section 1. General Prohibitions. No individual associated with the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any client of the Adviser, including any Fund (any “Client”), shall:

•	employ any device, scheme or artifice to defraud any Client;

•

make to any Fund any untrue statement of a material fact or omit to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;

•	engage in any manipulative practice with respect to any Client;

•	engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

•	engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

Section 2. Definitions. The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

“Access Person” means all directors, officers, controlling persons who obtain information about recommendations made by any Advisory Person to any Client, managing members or Advisory Persons of the Adviser.

“Advisory Person” means any employee of the Adviser, (or of any company in a control relationship to the Adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Beneficial Interest” means an interest in which a person may profit or share in the profit from transactions. Without limiting the foregoing, a person has a Beneficial Interest when the securities in a account are held: (i) in his or her name; (ii) in the name of any of his or her Immediate Family; (iii) in his or her name as trustee for himself or herself or for his or her Immediate Family; (iv) in a trust in which he or she has a beneficial interest or is the settlor with a power to revoke; (v) by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit; (vi) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (vii) by a partnership of which he or she is a member; (viii) by a corporation which he or she uses as a personal trading medium; (ix) by a holding company which he or she controls; or (x) any other relationship in which a person would have beneficial ownership under Section 16 of the Exchange Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest shall apply to all securities which an Access Person has or acquires.

“Blind Fund” means a trust in which an Access Person has a beneficial interest or is the settlor with a power to revoke, with respect to which the Compliance Officer has determined that such Access Person has no direct or indirect influence or control and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with Adviser or any affiliate of Adviser and not a relative of such Access Person.

“Compliance Officer” means the compliance officer designated by the management of the Adviser.

“Day” means a calendar day.

“For his or her own account” means transactions in securities held in an individual’s own name or for any account in which he or she has a beneficial interest.

“Fund” means each registered investment company and series thereof for which the Adviser is the investment adviser or sub-adviser.

“Immediate Family” means any of the following relatives sharing the same household with an individual: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships.

“Private Placement” means an offering of securities that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Related Issuer” means an issuer with respect to which any Access Person or his or her Immediate Family: (i) has a business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is related to any officer, director or employee of such issuer.

“Security” means any option, stock or option thereon, instrument, bond, debenture, pre-organization certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by any Fund; provided, however, that the following shall not be considered a “security”: securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, commodities, futures, and options on futures.

Section 3. Required Compliance Procedures.

3.1 Preclearance of Securities Transactions by Access Persons.

(a) Every Access Person and member of his or her Immediate Family must obtain prior approval from the Compliance Officer before executing any personal securities transaction for his or her own account. Before executing any such transaction, the Compliance Officer shall determine that: (i) the Adviser does not have a pending “buy” or “sell” order in that security; (ii) the security does not appear on any “restricted” list of the Adviser; and (iii) such transaction is not short selling or option trading that is economically opposite any pending transaction for any Client.

(b) The following securities are exempt from preclearance requirements: (i) Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed; (ii) the acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (iii) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired; (iv) repurchase agreements; (v) Index Funds, ETF’s and Spyders; (vi) options on the Standard & Poor’s “500” Composite Stock Price Index, NASDAQ (QQQ) and Russell indices; and (vii) other securities that may from time to time be so designated in writing by the Compliance Officer.

(c) Obtaining preclearance approval does not constitute a waiver of any prohibitions, restrictions, or disclosure requirements in this Code.

3.2 Post-Trade Monitoring of Precleared Transactions. After the Compliance Officer has granted preclearance to an Access Person or member of his or her Immediate Family with respect to any personal securities transaction, the investment activity of such Access Person and member of his or her Immediate Family shall be monitored by the Compliance Officer to ascertain that such activity conforms to the preclearance so granted and the provisions of this Code.

3.3 Disclosure of Personal Holdings. All Access Persons are required to disclose all their personal securities holdings and those of all members of their Immediate Family to the Compliance Officer upon commencement of employment or upon becoming an Access Person and thereafter on an annual basis in accordance with Rule 17j-1 under the Investment Company Act.

3.4 Certification of Compliance with Code of Ethics. All Access Persons are required to certify annually in writing that they have: (a) read and understand this Code and recognize that they are subject thereto; (b) complied with the requirements of this Code; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code; and (d) with respect to any Blind Funds in which such person has a beneficial interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein.

Section 4. Restrictions and Disclosure Requirements.

4.1 Initial Public Offerings. All Access Persons and members of their Immediate Family are prohibited from acquiring any securities in an initial public offering without prior written approval by the Compliance Officer, in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. To the extent the Adviser is a “distribution participant” within the meaning of Regulation M under the Securities Act in connection with the offering of securities, all Access Persons and members of their Immediately Family are prohibited from acquiring in the secondary market any securities offered in any such offering until the end of the “restricted period” within the meaning of Regulation M under the Securities Act.

4.2 Private Placements.

(a) No Access Person or member of his or her Immediate Family may acquire any securities in Private Placements without prior written approval by the Compliance Officer.

(b) Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Adviser.

(c) An Access Person who has (or a member of whose Immediate Family has) acquired Securities in a Private Placement is required to disclose such investment to the

Compliance Officer when such Access Person plays a part in any subsequent consideration of an investment in the issuer for any Client. In any such circumstances, the decision to purchase securities of the issuer for a Client is subject to an independent review by Access Persons with no personal interest in the issuer. Such independent review shall be made in writing and furnished to the Compliance Officer.

4.3 Blackout Periods.

(a) No Access Person or member of his or her Immediate Family may execute a Securities transaction on a day during which any Fund has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn; provided, however, that this prohibition shall not apply to an Access Person for de minimis transactions (e.g., transactions involving a relatively small number of shares of a company with a large market capitalization and high average daily trading volume).

(b) No Advisory Person or member of his or her Immediate Family may buy or sell a security for his or her own account within seven (7) Days before, or twenty-four (24) hours after, a portfolio that he or she manages trades in that security, provided, however, that this prohibition shall not apply to: (i) Securities transactions effected in any account over which such Advisory Person has no direct or indirect influence or control, including Blind Funds; (ii) Securities transactions that are non-volitional on the part of either the Access Person or the managed accounts; (iii) Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed; (iv) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (v) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired; (vi) repurchase agreements; (vii) Index funds, ETF’s and Spyders; (viii) options on the Standard & Poor’s “500” Composite Stock Price Index, NASDAQ (QQQ) and Russell indices; (ix) purchases or sales of securities with a market capitalization of $1 billion or more; and (x) other securities that may from time to time be so designated in writing by the Compliance Officer.

(c) Any profits on trades within the proscribed periods shall be disgorged to a charitable organization.

(d) The foregoing blackout periods should not operate to the detriment of any Fund. Without limiting the scope or meaning of this statement, the following procedure is to be implemented under extraordinary situations:

(i) If an Access Person of a portfolio or member of his or her Immediate Family has executed a transaction in a security for his or her own account and within seven (7) Days thereafter such security is considered for purchase or sale by such portfolio, such Access Person shall submit a written memorandum to the Compliance Officer prior to the entering of the purchase or sale order for the managed accounts. Such memorandum shall describe the circumstances underlying the consideration of such transaction for the managed accounts.

(ii) Based on such memorandum and other factors it deems relevant under the specific circumstances, the Compliance Officer shall have authority to determine that the prior transaction by the Access Person or member of his or her Immediate Family for his or her own account shall not be considered a violation of the provisions of paragraph (b) of this section.

(iii) The Compliance Officer shall make a written record of any determination made under paragraph (d) (ii) of this section, including the reasons therefor. The Compliance Officer shall maintain records of any such memoranda and determinations.

4.4 Same Day Price Switch.

(a) If any Access Person or member of his or her Immediate Family purchases a security (other than a fixed income security) for his or her own account, and subsequent thereto a portfolio purchases the same security during the same day, then, to the extent that the price paid per share by the managed accounts for such purchase is less favorable than the price paid per share by such Access Person, the difference will be disgorged to a charitable organization.

(b) If any such Access Person or member of his or her Immediate Family sells a security for his or her own account and subsequent thereto a portfolio sells the same security during the same day, then, to the extent that the price per share received by the managed accounts for such sale is less favorable than the price per share received by the Access Person, the difference shall be disgorged to a charitable organization.

(c) An amount of money necessary to effectuate the price adjustment shall be transferred from the account of the Access Person subject to the price adjustment policies, to a charitable organization. The price adjustment shall be limited to the number of shares purchased or sold by the Access Person or the number of shares purchased or sold by the managed accounts, whichever is smaller.

(d) Notwithstanding the foregoing, price switching shall not apply to: (i) Securities transactions effected in any account over which such Access Person has no direct or indirect influence or control, including Blind Funds; (ii) Securities transactions that are non-volitional on the part of either the Access Person or the managed accounts; (iii) Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed; (iv) the acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (v) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired; (vi) repurchase agreements; (vii)

Index funds, ETF’s and Spyders; (viii) options on the Standard & Poor’s “500” Composite Stock Price Index, NASDAQ (QQQ) and Russell indices; (ix) purchases or sales of securities with a market capitalization of $1 billion or more; and (x) other securities that may from time to time be so designated in writing by the Compliance Officer.

4.5 Gifts.

(a) All Access Persons are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any Client in any one year.

(b) All gifts must be reported in writing to the Compliance Officer no more than 30 days after the end of each calendar quarter.

(c) The foregoing restrictions do not apply to customary and occasional (i) business meals, (ii) tickets to sports or cultural events, or (iii) business entertainment.

4.6 Service as Director of Publicly Traded Companies. Advisory Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon the determination that such board service would not be inconsistent with the interests of any Client.

4.7 Insider Trading—Prevention of Misuse of Material, Non-Public Information. In accordance with Section 204A of the Investment Advisers Act of 1940, as amended, the following procedures are adopted to prevent the misuse of Material, Non-Public Information. All Access Persons of the Adviser are prohibited from, directly or indirectly, buying, selling or otherwise trading on Material, Non-Public Information for their personal accounts or on behalf of any Client. Neither will such Access Person disclose such information to anyone other than legal counsel. The terms “buying,” “selling” and “otherwise trading” are deemed to include the purchase or writing of put and call options and other derivative transactions with similar economic effects. Except as otherwise provided in this Policy, in order to avoid the appearance of impropriety, the transaction restrictions set forth in this section are deemed to apply even if the proposed transaction would, in fact, be based upon information or circumstances independent of the Material, Non-Public Information. “Material, Non-Public Information” is any information: (i) about a company, or (ii) the market for the company’s securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company’s securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities. An Access Person should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper.

“Material Information” is generally defined as information which there is a substantial likelihood that a reasonable investor would consider is important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company’s securities. Access Persons should assume that information is “material” if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes or the purchase or sale of substantial assets.

Material information can, of course, come directly from the company or its affiliates, professional advisers or others associated with the company who may be considered “insiders” (“inside information”). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates when reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

Section 5. Procedures with Regard to Dissemination of Information. Access Persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Clients except to persons whose responsibilities require knowledge of the information.

Section 6. Reporting by Access Persons.

6.1 General Requirement. Every Access Person shall report to the Compliance Officer the information described in Section 6.2 with respect to transactions in any security in which such Access Person or member of his or her Immediate Family has, or by reason of such transaction acquires, any direct or indirect beneficial interest; provided, however, that no report is required with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

6.2 Contents. Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information: (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved; (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) The price at which the transaction was effected; and (iv) The name of the broker, dealer or bank with or through whom the transaction was effected. Unless otherwise stated, no report shall be construed as an admission by the person making such report that he or she has any direct or indirect beneficial interest in the security to which the report relates.

In addition to the above, every Access Person shall direct his or her broker or brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts involving Covered Securities in which such Access Person acquires or foregoes direct or indirect beneficial ownership. Such duplicate confirmations and periodic statements received during the proscribed period shall satisfy the reporting requirements set forth in this paragraph if all the information required to be included in the quarterly transaction report is contained in the broker confirmations or account statements, and the access person verifies quarterly that these statements represent all reportable transactions.

Section 7. Legal Compliance. All Access Persons are required to comply with those laws applicable to the Adviser in its role as a registered investment adviser by all Access Persons in their respective capacities as agents of the Adviser and those contractual obligations under advisory contracts to which the Adviser is a party.

Section 8. Compliance Officer. The Adviser’s Compliance Officer shall be responsible for implementation of this Code of Ethics. Any person who has knowledge of any violation of this Code shall report said violation to the Compliance Officer. The Compliance Officer shall provide the management of the Adviser with such reports as is required herein or as are requested by management.

The Adviser shall have authority to impose sanctions for violations of this Code. Such recommendations may include a letter of censure, suspension or termination of the employment of the violator, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, or any other penalty the officer designated by the Adviser deems to be appropriate. All such recommendations shall be submitted to the management of the Adviser.

Section 9. Implementation.

9.1 Forms. The Compliance Officer is authorized, with the advice of counsel, to prepare written forms for use in implementing this Code.

9.2 Exceptions. Exceptions to the requirements of this Code shall rarely, if ever, be granted. However, the Compliance Officer shall have authority to grant exceptions on a case-by-case basis. Any exceptions granted must be in writing and reported to the Compliance Officer.

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